As filed with the Securities and Exchange Commission on July 26, 2024.

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTORUM GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aptorum Group Limited 17 Hanover Square, London W1S 1BN, United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Share Option Plan

(Full title of the plan)

Ian Huen, Chief Executive Officer

Aptorum Group Limited

17 Hanover Square, London W1S 1BN, United Kingdom

(Name and address of agent for service)

+44 20 8092 9299

(Telephone number, including area code, of agent for service)

With a copy to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2208

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) by Aptorum Group Limited (the “Company” or the “Registrant”) for the purpose of registering 372,441 additional shares of the Company’s Class A ordinary shares, par value $0.00001 per share (the “Class A Ordinary Share”), that were automatically added and accumulated since January 1, 2020 to the number of shares authorized for issuance under the Aptorum Group Limited Amended 2017 Share Option Plan adopted by the Company on October 13, 2017 and amended on November 5, 2021(the “Amended 2017 Share Option Plan”), pursuant to an “evergreen” provision, which allows for an annual increase of the overall share limit on the first day of each calendar year beginning on and including January 1, 2020 equal to the lesser of (i) 2% of the aggregate number of ordinary shares (on a fully-diluted basis)  outstanding on the immediate preceding December 31 and (ii) such lower number of shares as is determined by the Company’s board.

Pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-232591) filed by the Registrant on July 10, 2019, as amended on October 16, 2019 (the “Prior Registration Statement”), the Registrant previously registered an aggregate of 550,000 shares of Class A Ordinary Shares (as adjusted for the reverse split of 1 for 10 effected by the Company effective January 23, 2023) under the Amended 2017 Share Option Plan. The additional shares of Class A Ordinary Shares being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statements. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Aptorum Group Limited (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, accordingly, files periodic reports and other information with the Commission. Reports and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission’s Web site is “http://www.sec.gov”. The following documents are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission on April 30, 2024;

(b)	The Company’s Current Reports on Form 6-K furnished to the Commission on December 22, 2023, March 6, 2024, April 30, 2024 and May 31, 2024 respectively; and

(c)	The description of the Company’s Share Capital contained in the registration statement on Form F-1 (File No. 333-248743) filed with the Commission on September 11, 2020, which was later amended and declared effective on May 19, 2023.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Specimen Share Certificate (1)
4.2	2017 Share Option Plan (2)
4.3	2017 Amended Share Option Plan (3)
5.1	Opinion of Campbells*
23.1	Consent of Marcum Asia CPAs LLP*
24.1	Power of Attorney (included on signature page hereof)
107	Filing Fee Table*

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 20-F, filed on April 30, 2024.
(2)	Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, filed on July 10, 2019.
(3)	Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed on November 17, 2021.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 26, 2024.

Aptorum Group Limited

Date: July 26, 2024	By:	/s/ Ian Huen
Ian Huen Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

Date: July 26, 2024	By:	/s/ Martin Siu
Martin Siu Head of Finance (Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Ian Huen and Martin Siu his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Ian Huen	Chief Executive Officer	July 26, 2024
	Ian Huen	(Principal Executive Officer)

By:	/s/ Martin Siu	Head of Finance	July 26, 2024
	Martin Siu	(Principal Financial Officer)

By:	/s/ Charles Bathurst	Director	July 26, 2024
Charles Bathurst

By:	/s/ Mirko Scherer	Director	July 26, 2024
Mirko Scherer

By:	/s/ Justin Wu	Director	July 26, 2024
Justin Wu

By:	/s/ Douglas Arner	Director	July 26, 2024
Douglas Arner

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